Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:
Flow Investor Relations
Geoffrey Buscher
253-813-3286
investors@flowcorp.com
FLOW INTERNATIONAL RECEIVES MULTIPLE ORDERS FOR AEROSPACE PROJECTS
Kent, WA — January 12, 2010 — Flow International Corporation (NASDAQ: FLOW), the world’s leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications, today announced that it has received approximately $11 million of orders for several new projects in its Advanced segment. These orders are for Composite Machining Center abrasive waterjet and routing machine tool systems to be completed over the next 12 to 18 months. The majority of the purchase orders are from Airbus supplier partners working on multiple Airbus programs.
“As waterjets continue to become integral to the aerospace industry’s adoption of composite materials, we are proud to again be selected as the only provider of composite machining technology,” said Charley Brown, President and CEO, Flow International. “Flow has a long history and clear leadership position in developing and supporting abrasive waterjet cutting systems for major composites programs.”
These new orders are in addition to the previously reported backlog of approximately $20 million, as of the second quarter ended October 31, 2009, for Flow’s Advanced segment.
About Flow International
Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit www.flowcorp.com.
This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April 30, 2009 Flow International Corporation Form 10-K Report, filed with the Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, statements regarding the company’s leadership position in abrasive waterjet cutting systems. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.
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